Exhibit 10.34

MODIFICATION TO LOAN AND SECURITY AGREEMENT

This Third Modification to Loan and Security Agreement (this "Modification") is entered into by and between Abaxis, Inc., a California corporation ("Borrower") and COMERICA BANK-CALIFORNIA, a California banking corporation ("Bank") as of this 21st day of October 2002 at San Jose, California.

RECITALS

This Modification is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:

Bank and Borrower previously entered into a Loan and Security Agreement (Accounts and Inventory) dated March 13, 2002 which was subsequently amended pursuant to those certain modification agreements each dated March 29, 2002. The Loan and Security Agreement and each modification shall collectively be referred to herein as the "Agreement."

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

AGREEMENT

1. Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

2. Modification to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Section hereof, the Agreement is hereby modified as set forth below.

A. The first paragraph of Section 2.2 is hereby deleted in its entirety and replaced with the following:

"2.2 Except as hereinbelow provided, the Credit shall bear interest, on the Daily Balance owing, at a fluctuating rate of interest equal to the Base Rate minus one quarter (-0.25%) percentage points per annum, or at the Libor Rate plus two and one-half (2.50%) percentage points, as determined in accordance with the Libor Addendum to the Loan and Security Agreement attached hereto and incorporated herein by this reference."

B. Section 6.9(a) is hereby deleted in its entirety and replaced with the following:

"6.9 (a). Borrower will not make any distribution or declare or pay any dividend (in stock or in cash) to any shareholder or on any of its capital stock, of any class, whether now or hereafter outstanding, or purchase, acquire, repurchase, or redeem or retire any such capital stock; provided, however, that i) Borrower may make non-cash distributions and dividends up to an amount required by the terms of the Preferred Stock; ii) Borrower may make cash distributions and dividends not to exceed 25% of net profit after taxes on an annual basis; and iii) Borrower may make cash distributions and dividends not to exceed 50% of net profit after taxes on an annual basis; iv) Borrower may make cash distributions and dividends not to exceed 100% of net profit after taxes through the period ending March 31, 2003 if the Line of Credit has a zero balance prior to and for a period of 30 days following such distributions and dividends; and v) to the extent that and so long as Borrower is an entity that is not directly subject to Federal income taxation and with respect to which any earnings are attributable ratably to each Person with an ownership interest in Borrower, Borrower may make distributions to each such Person in an amount necessary to pay each such Person's income tax resulting from such ownership interest in Borrower, and; provided, further, that, promptly upon request of Bank, Borrower shall cause each such Person to provide Bank with copies of its tax return to substantiate any such distribution;"

3. Conditions Precedent to the Modification. The effectiveness of this Modification is conditioned upon receipt by Bank of this Modification, and any other documents which Bank may require to carry out the terms hereof, which shall include without limit:

(a) A legal documentation fee of $250, plus any Bank Expenses incurred through the date of this Modification;

(b) such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

4. Legal Effect. The effectiveness of this Modification is conditioned upon receipt by Bank of this Modification, and any other documents which Bank may require to carry out the terms hereof. Except as specifically set forth in this Modification, all the terms and conditions of the Agreement remain in full force and effect.

5. Integration. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.

IN WITNESS WHEREOF, the parties have agreed as of the date first set forth above.

ABAXIS, INC.,

a California corporation

By: /s/ Alberto Santa Ines

Title: V.P. of Finance and CFO

COMERICA BANK-CALIFORNIA,

a California banking corporation

By: /s/ Florina Sy

Title: Corporate Banking Officer

LIBOR

ADDENDUM TO LOAN AND SECURITY AGREEMENT

This Addendum to Loan and Security Agreement (this "Addendum") is entered into as of this 21st day of October, 2002, by and between Comerica Bank-California, a California banking corporation ("Bank") and Abaxis, Inc., a California corporation ("Borrower"). This Addendum supplements the terms of the Loan and Security Agreement dated March 13, 2002.

1. Definitions.

a. Advance. As used herein, "Advance" means a borrowing requested by Borrower and made by Bank under the Note, including a LIBOR Option Advance and/or a Base Rate Option Advance.

b. Business Day. As used herein, "Business Day" means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation.

c. LIBOR. As used herein, "LIBOR" means the rate per annum (rounded upward if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR = Base LIBOR

100% - LIBOR Reserve Percentage

(1) "Base LIBOR" means the rate per annum determined by Bank at which deposits for the relevant LIBOR period would be offered to Bank in the approximate amount of the relevant LIBOR Option Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first day of such LIBOR Period.

(2) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

d. LIBOR Business Day. As used herein, "LIBOR Business Day" means a Business day on which dealings in Dollar deposits may be carried out in the interbank LIBOR market.

e. LIBOR Period. As used herein, "LIBOR Period" means, with respect to a LIBOR Option Advance:

(1) initially, the period commencing on, as the case may be, the date the Advance is made or the date on which the Advance is converted to a LIBOR Option Advance, and continuing for, in every case, a thirty (30), sixty (60) or ninety (90) day period thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of Advance as provided in the Note or in the notice of conversion as provided in this Addendum; and

(2) thereafter, each period commencing on the last day of the next preceding LIBOR Period applicable to such LIBOR Option Advance and continuing for, in every case, a thirty (30), sixty (60) or ninety (90) day period thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of continuation as provided in this Addendum.

f. Note. As used herein, "Note" means the Loan and Security Agreement dated March 13, 2002.

g. Regulation D. As used herein, "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

h. Regulatory Development. As used herein, "Regulatory Development" means any or all of the following: (i) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (ii) the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (iii) compliance by Bank with any request or directive (whether or not having the force of law) or any public authority.

2. Interest Rate Options. Borrower shall have the following options regarding the interest rate to be paid by Borrower on Advances under the Note:

a. A rate equal to two and one half percent (2.50%) above Bank's LIBOR, (the "LIBOR Option"), which LIBOR Option shall be in effect during the relevant LIBOR Period; or

b. A rate equal to one quarter of one percent (-0.25%) below the "Base Rate" as referenced in the Note and quoted from time to time by Bank as such rate may change from time to time (the "Base Rate Option").

3. LIBOR Option Advance. The minimum LIBOR Option Advance will not be less than Five Hundred Thousand and 00/100 Dollars ($500,000) for any LIBOR Option Advance.

4. Payment of Interest on LIBOR Option Advances. Interest on each LIBOR Option Advance shall be payable pursuant to the terms of the Note. Interest on such LIBOR Option Advance shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.

5. Bank's Records Re: LIBOR Option Advances. With respect to each LIBOR Option Advance, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to the Note, which notations shall be prima facie evidence of the accuracy of the information noted.

6. Selection/Conversion of Interest Rate Options. At the time any Advance is requested under the Note and/or Borrower wishes to select the LIBOR Option for all or a portion of the outstanding principal balance of the Note, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) if the LIBOR Option is selected, the length of the applicable LIBOR Period. Any such notice may be given by telephone so long as, with respect to each LIBOR Option selected by Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) LIBOR Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the LIBOR Period. For each LIBOR Option requested hereunder, Bank will quote the applicable fixed LIBOR Rate to Borrower at approximately 10:00 a.m., California time, on the first day of the LIBOR period. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination of the rate by Bank; provided, however, that if Borrower fails to accept any such quotation given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR Option to be selected on such day. If no specific designation of interest is made at the time any Advance is requested under the Note or at the end of any LIBOR Period, Borrower shall be deemed to have selected the Base Rate Option for such Advance or the principal amount to which such LIBOR Period applied. At any time the LIBOR Option is in effect, Borrower may, at the end of the applicable LIBOR Period, convert to the Base Rate Option. At any time the Base Rate Option is in effect, Borrower may convert to the LIBOR OPTION, and shall designate a LIBOR Period.

7. Default Interest Rate. From and after the maturity date of the Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of the Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to three percent (3.00%) above the rate of interest from time to time applicable to the Note.

8. Prepayment. In the event that the LIBOR Option is the Applicable Interest Rate for all or any part of the outstanding principal balance of the Note, and any payment or prepayment of any such outstanding principal balance of the Note shall occur on any day other than the last day of the LIBOR Period then applicable thereto (whether voluntarily, by acceleration, required payment, or otherwise), or if Borrower elects the LIBOR Option as the Applicable Interest Rate for all or any part of the outstanding principal balance of the Note in accordance with the terms and conditions hereof, and, subsequent to such election, but prior to the commencement of the LIBOR Period applicable thereto, Borrower revokes such election for any reason whatsoever, of if the Applicable Interest Rate in respect of any outstanding principal balance of the Note hereunder shall be changed, for any reason whatsoever, from the LIBOR Option to the Base Rate Option prior to the last day of the LIBOR Period applicable thereto, or if Borrower shall fail to make any payment of principal or interest hereunder at any time that the LIBOR Option is the Applicable Interest Rate hereunder in respect of such outstanding principal balance of the Note, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing, or redeploying deposits from third parties. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for such outstanding principal balance of the Note, as provided under this Note, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant outstanding principal balance of the Note hereunder through the purchase of an underlying deposit in an amount equal to the amount of such outstanding principal balance of the Note and having a maturity comparable to the relevant LIBOR Period; provided, however, that Bank may fund the outstanding principal balance of the Note hereunder in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Any outstanding principal balance of the Note which is bearing interest at such time at the Base Rate Option may be prepaid without penalty or premium. Partial prepayments hereunder shall be applied to the installments hereunder in the inverse order of their maturities.

9. Hold Harmless and Indemnification. Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (i) any payment of a LIBOR Option Advance prior to the last day of the applicable LIBOR Period for any reason, including, without limitation, termination of the Note, whether pursuant to this Addendum or the occurrence of an Event of Default; (ii) any termination of a LIBOR Period prior to the date it would otherwise end in accordance with this Addendum; or (iii) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Option Advance.

10. Funding Losses. The indemnification and hold harmless provisions set forth in this Addendum shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtains in order to fund the loans to Borrower on the basis of the LIBOR Option(s) and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination. A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes. This obligation shall survive the termination of this Addendum and the payment of the Note.

11. Regulatory Developments or Other Circumstances Relating To Illegality or Impracticality of LIBOR. If any Regulatory Development or other circumstances relating to the interbank Euro-dollar markets shall, at any time, in Bank's reasonable determination, make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, to determine or charge interest rates based upon LIBOR, Bank shall give notice of such circumstances to Borrower and:

(i) In the case of a LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and

(ii) No LIBOR Period may be designated thereafter until Bank determines that such would be practical.

12. Additional Costs. Borrower shall pay to Bank from time to time, upon Bank's request, such amounts as Bank determines are needed to compensate Bank for any costs it incurred which are attributable to Bank having made or maintained a LIBOR Option Advance or to Bank's obligation to make a LIBOR Option Advance, or any reduction in any amount receivable by Bank hereunder with respect to any LIBOR Option or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Developments, which (i) change the basis of taxation of any amounts payable to Bank hereunder with respect to taxation of any amounts payable to Bank hereunder with respect to any LIBOR Option Advance (other than taxes imposed on the overall net income of Bank for any LIBOR Option Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Option Advance; (ii) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Option Advance or any deposits referred to in the definition of LIBOR); or (iii) impose any other condition affecting this Addendum (or any of such extension of credit or liabilities). Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made on a reasonable basis.

13. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Note remain in full force and effect.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

ABAXIS, INC.,

a California corporation

By: /s/ Alberto Santa Ines

Title: V.P. of Finance and CFO

COMERICA BANK-CALIFORNIA,

a California banking corporation

By: /s/ Florina Sy

Title: Corporate Banking Officer